EXHIBIT C

FORM OF NOTE

THIS CONVERTIBLE NOTE (THE “NOTE”) AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), NOR UNDER ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, PLEDGED, SOLD, ASSIGNED, TRANSFERRED, OR OTHERWISE DISPOSED OF UNLESS AN EXEMPTION EXISTS OR UNLESS SUCH DISPOSITION IS NOT SUBJECT TO THE SECURITIES ACT OR STATE SECURITIES LAWS, AND THE AVAILABILITY OF ANY EXEMPTION OR THE INAPPLICABILITY OF SUCH SECURITIES LAWS MUST BE ESTABLISHED BY AN OPINION OF COUNSEL, WHICH OPINION OF COUNSEL WILL BE REASONABLY SATISFACTORY TO THE COMPANY.

Issue Date: November 21, 2018

$ 250,000

TWO PERCENT (2%) UNSECURED CONVERTIBLE NOTE

1.           General

FOR VALUE RECEIVED, Orgenesis Inc. (the “Company”) promises to pay to the order of ___________ (the “Holder”) the principal sum of Two Hundred Fifty Thousand Dollars ($250,000) in lawful currency of the United States (the “Principal Amount”) and to pay interest to the Holder on the aggregate unconverted and then outstanding Principal Amount at the rate of two percent (2.0%) per annum, on November 21, 2021 (the “Maturity Date”).

This Note has been entered into pursuant to the terms of a subscription agreement between the Company and the Holder, dated of even date herewith (the “Subscription Agreement”), and shall be governed by the terms of such Subscription Agreement. Unless otherwise separately defined herein, all capitalized terms used in this Note shall have the same meaning as is set forth in the Subscription Agreement.

Interest payable on this Note shall accrue on the outstanding Principal Amount at a rate per annum of two percent (2%) computed on the basis of the actual number of days elapsed and a year of 365 days. Interest shall be payable in arrears together with, at the same time and in the same manner as payment of Principal Amount, on the Maturity Date, whether by acceleration or otherwise.

Payment of this Note shall be paid to the Holder by the Company by wire transfer in accordance with the wiring instructions set out by Holder at time of payment (or such other instructions as the Holder may give the Company of from time to time) (or such other method as may be mutually agreed to by the Holder and the Company from time to time). THIS NOTE MAY NOT BE TRANSFERRED OR EXCHANGED.

2.           Event of Default For the purposes of this Note, the Company shall be in default upon the occurrence of any one or more of the following events (each such event being an “Event of Default”):

(a)           default shall be made in the payment of any installment of principal or interest on this Note or any other sum secured hereby when due and the Company fails to cure such default within ten (10) days after written notice of default is sent to the Company;

(b)           there is a material default by the Company in the observance or performance of any non-monetary covenant or agreement contained herein and the Company fails to cure such default within thirty (30) days after written notice of default is sent to the Company (or within such other time period as may be therein specifically provided);

(c)           there is a breach by the Company of any material representation or warranty contained herein;

(d)           the Company shall file a voluntary petition in bankruptcy or shall be adjudicated bankrupt or insolvent, or shall file any petition or answer seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future federal, state or other statute, law or regulation relating to bankruptcy, insolvency or other relief for debtors; or shall seek, consent to, or acquiesce in, the appointment of any trustee, receiver or liquidator of the Company or of all or substantially all of the assets of the Company (the “Assets”), or of any or all of the royalties, revenues, rents, issues or profits thereof, or shall make any general assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due;

(e)           a petition to a court of competent jurisdiction shall be filed for the entry of an order, judgment or decree approving a petition filed against the Company seeking any reorganization, dissolution or similar relief under any present or future federal, state or other statute, law or regulation relating to bankruptcy, insolvency or other relief for debtors, and such petition shall remain unvacated or not removed for an aggregate of sixty (60) days (whether or not consecutive) from the first date of entry thereof or rejected by such court; or any trustee, receiver or liquidator of the Company or of all or any part of the Assets, or of any or all of the royalties, revenues, rents, issues or profits thereof, shall be appointed without the consent or acquiescence of the Company and such appointment shall remain unvacated and unstayed for an aggregate of sixty (60) days (whether or not consecutive);

(f)           a writ of execution or attachment or any similar process shall be issued or levied against all or any part of or interest in the Assets, or any judgment involving monetary damages shall be entered against the Company which shall become a lien on the Assets or any portion thereof or interest therein and such execution, attachment or similar process or judgment is not released, bonded, satisfied, vacated or stayed within sixty (60) days after its entry or levy; or

(g)           the Company ceases or threatens to cease to carry on its business; or

(h)           the Company admits its inability to pay its debts upon their falling due.

If any Event of Default occurs, subject to any cure period, the full Principal Amount, together with interest and other amounts owing in respect thereof to the date of acceleration shall become, at the Holder’s election, immediately due and payable in cash. Upon payment of the full Principal Amount, together with interest and a default interest at the rate of 12% per annum (accruing as from the time of occurrence of the Event of Default) and other amounts owing in respect thereof, in accordance herewith, this Note shall promptly be surrendered to or as directed by the Company. The Holder need not provide, and the Company hereby waives any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such declaration may be rescinded and annulled by the Holder at any time prior to payment hereunder and the Holder shall have all rights as a Note holder until such time, if any, as the full payment under this Section 2 shall have been received by it. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

3.           Conversion. This Note, all or any part of the Principal Amount of the Note, plus accrued and unpaid interest thereon, shall be convertible into either of the following in the sole discretion of the Holder: (i) Units consisting of (1) Conversion Shares and one (1) Warrant Share (such Warrant Shares to be issued at the Exercise Price pursuant to the terms of the Warrant) or (ii) the Immugenyx Securities.

3.1           Conversion Price; Conversion Shares. The conversion price for the Principal Amount and interest under this Note shall be either of the following: (i) $7.00 in the event the Holder elects to convert the Principal Amount and interest under this Note into Units or (ii) a price per share based on a pre-money valuation of Immugenyx of US$8,000,000 in the event the Holder elects to convert the Principal Amount and interest under this Note into the Immugenyx Securities (each applicable price being referred to as the “Conversion Price”). The number of Units or Immugenyx Securities (as applicable) issuable upon a conversion hereunder shall be determined by the quotient obtained by dividing (x) the outstanding Principal Amount of this Note, plus accrued and unpaid interest thereon, to be converted by (y) the applicable Conversion Price.

3.2           Mandatory Conversion. At any time after the first two (2) years of this Agreement, the entire Principal Amount under this Note, plus accrued and unpaid interest thereon, shall automatically convert into Units if at any time from and after the date hereof, the closing price of the Company’s Common Stock on the Nasdaq Capital Market (or other national stock exchange or market on which the Common Stock is then listed or quoted) equals or exceeds $20.00 per share (which amount may be adjusted for certain capital events, such as stock splits, as described herein) for thirty (30) consecutive Trading Days (a “Conversion Event”). The Principal Amount under this Note, plus accrued and unpaid interest thereon, shall convert at $7.00 per share. Within five (5) Business Days after such Conversion Event, the Company shall notify the Holder that the Note must be automatically converted pursuant to this Section 3.2 and specify the Principal Amount of the Note and accrued interest that will automatically converted and the date on which such conversion was effected.

3.2          Voluntary Conversion. During the Converison Period (as may be extended pursuant to the terms of the Subscription Agreement), this Note shall be convertible (pursuant to Section 1.2 and 1.3 of the Subscription Agreement), in whole or in part, into Units or Immugenyx Securities at the option of the Holder, at any time and from time to time, at the applicable Conversion Price. The Holder shall effect conversions by delivering to the Company a Notice of Conversion, the forms of which is attached hereto as Annex A for conversion into the Units and Annex B for the conversion into Immugenyx Securities (each, a “Notice of Conversion”), specifying therein the Principal Amount of this Note and accrued interest, if any, to be converted, and the date on which such conversion shall be effected (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion is deemed delivered hereunder. To effect conversions hereunder, the Holder shall not be required to physically surrender this Note to the Company unless the entire Principal Amount of this Note, plus all accrued and unpaid interest thereon, has been so converted in which case the Holder shall surrender this Note as promptly as is reasonably practicable after such conversion without delaying the Company’s obligation to deliver the Units otherwise pursuant to the terms of this Note. Conversions hereunder shall have the effect of lowering the outstanding Principal Amount of this Note in an amount equal to the applicable conversion. The Holder and the Company shall maintain records showing the Principal Amount(s) converted and the date of such conversion(s). The Company may deliver an objection to any Notice of Conversion within five (5) Business Days of delivery of such Notice of Conversion. The Holder, and any assignee by acceptance of this Note, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of this Note, the unpaid and unconverted principal amount of this Note may be less than the amount stated on the face hereof.

3.3           Reservation of Common Stock. The Company shall reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of this Note and the exercise of the Warrants, that number of shares of Common Stock equal to sum of (i) the number of shares of Common Stock into which the Note is convertible from time to time based upon the Conversion Price, plus (ii) the number of shares of Common Stock for which the Warrants are exercisable from time to time based upon the Exercise Price.In the event the Holder elects to convert the Principal Amount and interest owed under the Note into Immugenyx Securities, the Company makes no representation or warranties of any kind with respect to the Immugenyx Securities and the reservation and availability thereof pursuant to the terms of this Note and the Subscription Agreement.

3.4           Delivery. In the event the Holder elects to convert the Principal Amount and interest owed under this Note into Units, then not later than ten Business Days after any Conversion Date, the Company will deliver to the Holder, either by overnight courier service to the address of the Holder set out on page 1 of this Note (or such other address as the Holder may notify the Company of from time to time in accordance with Section 5 hereof) or electronically, at the discretion of the Holder, certificates representing the Conversion Shares and Warrants (bearing such legends as may be required by applicable law) representing the aggregate number of Conversion Shares and Warrants being acquired upon conversion. In the event the Holder elects to convert the Principal Amount and interest owed under this Note into the Immugenyx Securities, the Company undertakes to use reasonable efforts to have Immugenyx issue the Immugenyx Securities in the name of the Holder in a timely manner.

3.5           Fractional Shares and Warrants. Upon a conversion hereunder, the Company shall not be required to issue certificates representing fractions of any Conversion Shares or Warrants, and the number of Conversion Shares and Warrants shall be rounded down to the nearest whole number.

3.6           Issuance of Replacement Note. Upon any partial conversion of this Note, a replacement Note containing the same date and provisions of this Note shall, at the written request of the Holder, be issued by the Company to the Holder for the outstanding Principal Amount of this Note and accrued interest which shall not have been converted or paid, provided Holder has surrendered an original Note to the Company. In the event that the Holder elects not to surrender a Note for reissuance upon partial payment or conversion, the Holder hereby indemnifies the Company against any and all loss or damage attributable to a third-party claim in an amount in excess of the actual amount then due under the Note.

4.           Adjustments

4.1         If, at any time while any portion of this Note remains outstanding, the Company effectuates a stock split or reverse stock split of its Common Stock or issues a dividend on Common Stock consisting of shares of Common Stock, the Conversion Price and any other amounts calculated as contemplated hereby or by any of the other Agreements shall be equitably adjusted to reflect such action. By way of illustration, and not in limitation, of the foregoing, (i) if the Company effectuates a 2:1 split of its Common Stock, thereafter, with respect to any conversion for which the Company issues shares after the record date of such split, the Conversion Price shall be deemed to be one-half of what it had been immediately prior to such split; (ii) if the Company effectuates a 1:10 reverse split of its Common Stock, thereafter, with respect to any conversion for which the Company issues shares after the record date of such reverse split, the Conversion Price shall be deemed to be ten times what it had been calculated to be immediately prior to such split; and (iii) if the Company declares a stock dividend of one share of Common Stock for every 10 shares outstanding, thereafter, with respect to any conversion for which the Company issues shares after the record date of such dividend, the Conversion Price shall be deemed to be such amount multiplied by a fraction, of which the numerator is the number of shares (10 in the example) for which a dividend share will be issued and the denominator is such number of shares plus the dividend share(s) issuable or issued thereon (11 in the example).

4.2         In case of any capital reorganization or of any reclassification of the capital of the Company or in case of the consolidation, merger or amalgamation of the Company with or into any other company or of the sale of the assets of the Company as or substantially as an entirety or of any other company, this Note shall, after such capital reorganization, reclassification of capital, consolidation, merger, amalgamation or sale, confer the right to convert into that number of shares or other securities or property of the Company or of the company resulting from such capital reorganization, reclassification, consolidation, merger, amalgamation or to which such sale shall be made, as the case may be, to which the Holder of the shares deliverable at the time of such capital reorganization, reclassification of capital, consolidation, merger, amalgamation or sale had the Note been converted would have been entitled on such capital reorganization, reclassification, consolidation, merger, amalgamation or sale and in any such case, if necessary, appropriate adjustments shall be made in the application of the provisions set forth herein with respect to the rights and interest thereafter of the Holders of the Notes to the end that the provisions set forth herein shall thereafter correspondingly be made applicable as nearly as may reasonable be expected in relation to any shares or other securities or property thereafter deliverable on the exercise of the Warrants. The subdivision or consolidation of the shares at any time outstanding into a greater or lesser number of shares (whether with or without par value) shall not be deemed to be a capital reorganization or a reclassification of the capital of the Company for the purposes of this Section.

5.           Notices

5.1         Any and all notices or other communications or deliveries to be provided by the Holder hereunder, including, without limitation, any Conversion Notice, shall be in writing, sent by a nationally recognized overnight courier service or by electronic mail, addressed to the Company: Orgenesis Inc., Attn: Neil Reithinger, CFO, 14201 N. Hayden Road, Suite A-1, Scottsdale, AZ 85260, Email: neil.r@orgenesis.com or such other address as the Company may specify for such purposes by notice to the Holder delivered in accordance with this Section 5. The address of the Holder is: _____________________, Attention: ___________________ Email: ______________________.

5.2         Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service addressed to the Holder at the Email or street address of the Holder appearing on page 1 of this Note (or such other address as the Holder may notify the Company of from time to time in accordance with this Section 5), or if no such email or street address appears, at the address of the Holder to which this Note was delivered.

5.3         Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via electronic mail at the address specified in this Section 5 prior to 5:30 p.m. (U.S. Eastern Time), (b) the date after the date of transmission, if such notice or communication is delivered via electronic mail at the Email address specified in this Section 5 later than 5:30 p.m. (U.S. Eastern Time) on any date and earlier than 11:59 p.m. (U.S. Eastern Time) on such date, (c) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given.

6.           Definitions

For the purposes hereof, in addition to the terms defined elsewhere in this Note, the following terms shall have the following meanings:

(a)           “Business Day” means any day on which banking institutions in New York are open for business; and

(b)           “Person” means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

(c)           “Trading Day” means any day on which the Common Stock is traded on The Nasdaq Capital Market, or, if The Nasdaq Capital Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded.

7.           Replacement of Note if Lost or Destroyed

If this Note shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Note, or in lieu of or in substitution for a lost, stolen or destroyed Note, a new Note for the balance outstanding at such time with respect to the Principal Amount, but only upon receipt of evidence of such loss, theft or destruction of such Note, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Company.

8.           Governing Law

All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of New York, without regard to the principles of conflicts of law thereof. Any dispute arising under or in relation to this Note shall be resolved exclusively in the competent courts in New York, and each of the parties hereby submits irrevocably to the jurisdiction of such court.

9.           Waivers

Any waiver by the Company or the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of the Company or the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note. Any waiver must be in writing.

10.         Next Business Day

Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by a duly authorized officer as of the date first above indicated.

ORGENESIS INC.

By:
Authorized Signatory
Name: Neil Reithinger
Title: Chief Financial Officer

ANNEX A

NOTICE OF CONVERSION FOR ORGENESIS UNITS

The undersigned hereby irrevocably elects to convert $_______________ of the Principal Amount of the above Note into Conversion Shares and Warrant Shares of Orgenesis Inc., according to the terms and conditions stated therein, as of the Conversion Date written below.

Conversion calculations:

Date to Effect Conversion: ____________________________

Principal Amount of Note to be Converted: $__________________

Accrued Interest to be Converted, if any: $______________

Conversion Price: $_________________

Number of Conversion Shares to be issued: _________________
_________________

Number of shares of Warrants to be issued: _________________

Signature: ___________________________________________________

Name: ______________________________________________________

Address for Delivery of Securities: __________________________________

Or, if eligible:

DWAC Instructions: ______________________________________________

Broker No:_________________
Account No: _________________

ANNEX B

NOTICE OF CONVERSION FOR IMMUNGENYX SECURITIES

The undersigned hereby irrevocably elects to convert $_______________ of the Principal Amount of the above Note into Immugenyx Securities, according to the terms and conditions stated therein, as of the Conversion Date written below.

Conversion calculations:

Date to Effect Conversion: ______________________________

Principal Amount of Note to be Converted: $__________________

Accrued Interest to be Converted, if any: $______________

Conversion Price: $_________________

Number of Immugenyx Securities to be issued: ________________

Signature: ______________________________________

Name: _________________________________________